                            MECHANICAL DYNAMICS, INC.
                              2300 TRAVERWOOD DRIVE
                            ANN ARBOR, MICHIGAN 48105
                                 (734) 949-3800

                        INFORMATION STATEMENT PURSUANT TO
              SECTION 14(f) OF THE SECURITIES EXCHANGE ACT OF 1934
                      AND RULE 14f-1 PROMULGATED THEREUNDER

         This Information Statement ("Information Statement") is being mailed on or about April 30, 2002, by Mechanical Dynamics, Inc., a Michigan corporation (the "Company"), to the holders of record of Common Shares, no par value, of the Company (the "Shares") as of April 25, 2002. You are receiving this Information Statement in connection with the intended appointment of a majority of the members to the Company's Board of Directors in connection with the transactions described below.

         On March 15, 2002, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with MSC.Software Corporation, a Delaware corporation ("MSC") and MSC Acquisition II Corp., a Delaware corporation (the "Purchaser") and the wholly-owned subsidiary of MSC, which provides for, among other things, the merger of the Purchaser with and into the Company following the purchase of more than 51% of the outstanding shares of the Shares upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 22, 2002 (the "Offer to Purchase"). The Merger Agreement and the Offer to Purchase were included as Exhibit (d)(1) and Exhibit (a)(1)(A), respectively, to the Company's Tender Offer Statement in the Schedule TO filed on March 22, 2002 (as amended or supplemented, the "Schedule TO"). The Offer (as defined in the Offer to Purchase), Merger (as defined below) and Merger Agreement are more fully described in the Offer to Purchase.

         The Offer expired at 12:00 midnight, New York City time, on April 18, 2002. Following the expiration of the Offer, the Purchaser accepted for payment all Shares validly tendered and not withdrawn pursuant to the Offer. Purchaser was informed by the Depositary that approximately 6,109,922 Shares were validly tendered and not withdrawn as of the expiration of the Offer, including approximately 121,260 Shares tendered by notice of guaranteed delivery. This represented approximately 98.3% of the issued and outstanding shares of the Company.

         Pursuant to the Merger Agreement, the Purchaser will merge with and into the Company, with the Company being the surviving corporation (the "Merger"). Under the terms of the Merger, each Share (other than Shares held by MSC or the Purchaser) will be converted into the right to receive $18.85 per Share, in cash, without interest thereon.

         The Merger Agreement provides that, promptly upon the acceptance for payment by the Purchaser of, and the payment by the Purchaser for, any Shares validly tendered pursuant to the Offer, the Purchaser will be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors such that the percentage of its designees on the Company's Board of Directors will equal the percentage of outstanding Shares owned by

MSC and its subsidiaries. The Company is obligated upon such request to take all actions available to it to cause the Purchaser's designees to be so elected.

         The Merger Agreement provides that, upon the consummation of the Merger, the Company's officers and Board of Directors will resign and be replaced with the Purchaser's officers and Board of Directors, which consist of Frank Perna, Jr. and Louis A. Greco. Current directors will not resign, and the new directors will not begin their term, until after the expiration of the ten-day period beginning on the later of the date of the filing of this Information Statement with the Securities and Exchange Commission ("SEC") or the date of the mailing of this Information Statement to the holders of Shares of the Company.

         This Information Statement is being mailed to stockholders of the Company pursuant to Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 thereunder.

         You are urged to read this Information Statement carefully. You are not, however, required to take any action with respect to the appointment of Frank Perna, Jr. and Louis A. Greco.

         The information contained in this Information Statement regarding Frank Perna, Jr. and Louis A. Greco has been furnished to the Company by the Purchaser and MSC.

                        VOTING SECURITIES OF THE COMPANY

         As of the close of business on April 25, 2002, the Company had 6,214,370 Shares outstanding. The Shares are the only class of voting securities of the Company outstanding. Each Share is entitled to one vote on each matter submitted to the shareholders of the Company for a vote. The presence, in person or by proxy, of the holders of record of a majority of the outstanding Shares constitutes a quorum.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         Except as otherwise noted, the Company believes that the persons listed below have sole investment and voting power with respect to the capital stock owned by them.

PRINCIPAL HOLDERS OF THE COMPANY'S VOTING SECURITIES

         As of April 25, 2002, the following person was the only person known by the Company to beneficially own more than 5% of the Company's Common Shares:

                                    AMOUNT OF                  PERCENTAGE OF
                                    COMMON SHARES              COMMON SHARES
         NAME                       BENEFICIALLY OWNED         OWNED*
         ----                       ------------------         -------------
MSC Acquisition II Corp.            6,109,922                  98.3%

* Based on 6,214,370 Common Shares outstanding as of April 25, 2002.

SECURITY OWNERSHIP OF MANAGEMENT

         The following information is furnished as of April 25, 2002 with respect to security ownership of directors and executive officers of the
Company:

                                                                               AMOUNT AND
                                                                                NATURE OF
                                                                                 COMMON         PERCENTAGE
                                                      POSITION AND               SHARES          OF COMMON
                                  DIRECTOR          OFFICES WITH THE           BENEFICIALLY       SHARES        TERM TO
             NAME                  SINCE       AGE      COMPANY                  OWNED (1)       OWNED (2)       EXPIRE
             ----                  -----       ---      -------                 ---------        ---------       ------
                                                    CURRENT DIRECTORS
Herbert S. Amster                   1990        67    Director                  25,000 (3)           *            2002
David E. Cole                       1995        64    Director                  25,000 (4)           *            2004
Joseph F. Gloudeman                 1993        66    Director                  25,000 (5)           *            2002
Michael E. Korybalski               1977        55    Chief Executive               0                0            2003
                                                      Officer, Chairman of
                                                      the Board and
                                                      Director
Mitchell I. Quain                   1996        50    Director                  25,000 (6)           *            2003
Robert R. Ryan                      1997        44    President, Chief          98,115 (7)          1.6%          2003
                                                      Operating Officer
                                                      and Director

                                              OTHER CURRENT EXECUTIVE OFFICERS

Michael Hoffman                     ---         45    Senior Vice               72,500 (8)          1.2%           ---
                                                      President -
                                                      Worldwide Marketing,
                                                      Sales & Service
David Peralta                       ---         34    Vice President,           27,000 (9)           *             ---
                                                      Treasurer and Chief
                                                      Financial Officer
Douglas M. Peterson                 ---         36    Vice President and        27,000 (10)          *             ---
                                                      Chief Technical
                                                      Officer
All directors and executive officers as a group (9 persons)                    324,615 (11)        5.0%            ---

--------------------------------
    * Less than 1%

(1) All directors, nominees and executive officers named in the preceding table have sole investment and voting power with respect to shares of Common Stock beneficially owned by them.
(2)  Based on 6,214,370 shares outstanding as of April 25, 2002.
(3) Consists of 25,000 shares subject to options exercisable within 60 days of April 25, 2002.
(4) Consists of 25,000 shares subject to options exercisable within 60 days of April 25, 2002.
(5) Consists of 25,000 shares subject to options exercisable within 60 days of April 25, 2002.
(6) Consists of 25,000 shares subject to options exercisable within 60 days of April 25, 2002
(7) Consists of 98,115 shares subject to options exercisable within 60 days of April 25, 2002.
(8) Consists of 72,500 shares subject to options exercisable within 60 days of April 25, 2002.
(9) Consists of 27,000 shares subject to options exercisable within 60 days of April 25, 2002.
(10) Consists of 27,000 shares subject to options exercisable within 60 days of April 25, 2002.
(11) Consists of 324,615 shares which all executive officers and directors as a group have the right to acquire within 60 days of April 25, 2002.

                        CHANGE IN CONTROL OF THE COMPANY

         Pursuant to the Offer to Purchase, the Purchaser offered to purchase all outstanding Shares of the Company at a price of $18.85 per Share, net to the seller in cash, without interest, which were validly tendered before 12:00 midnight, New York City time, on April 18, 2002 (the "Offer"). Holders of approximately 98.3% of the outstanding Shares of the Company tendered their Shares and did not withdraw such Shares prior to the expiration of the Offer. As a result, at 12:00 midnight, New York City time, on April 18, 2002, the Purchaser became the legal owner of approximately 98.3% of the Company's outstanding Shares.

         The Purchaser financed the purchase of the tendered Shares (a) by receiving capital contributions from MSC and (b) by entering into a Revolving Credit and Term Loan Agreement dated as of April 18, 2002 (the "Loan Agreement"), by and among MSC, the Purchaser and Comerica Bank-California, Key Corporate Capital, Inc., U.S. Bank National Association, BNP Paribas, and The Bank of Nova Scotia (collectively, the "Banks").

         Under the Loan Agreement, the Banks provided senior bank financing to MSC and the Purchaser, jointly and severally, in the aggregate amount of $85 million. The loan facilities are comprised of: (a) a senior secured term loan in the aggregate amount of $65 million which will mature in four years and (b) a three year revolving credit facility in the aggregate amount of $20,000,000 (including a $3,000,000 swingline component and $5,000,000 in stand-by letter of credit availability). Comerica Bank and BNP Paribas act as Co-Lead Arrangers, Comerica Bank acts as the Administrative Agent, BNP Paribas and Key Corporate Capital, Inc. act as Co-Syndication Agents, and U.S. Bank National Association and The Bank of Nova Scotia act as Co-Documentation Agents.

         All obligations under the loan facilities are secured by substantially all of the tangible and intangible assets of MSC and its domestic subsidiaries, including a first priority pledge of all capital stock of material domestic subsidiaries (except MSC is not be required to pledge the stock of subsidiaries of the Company until MSC owns 100% of the Company's outstanding stock) and 65% of material foreign subsidiaries.

         MSC is permitted to use the proceeds of the term credit facility to finance the acquisition of up to 100% of the Shares by the Purchaser and to pay the related transaction costs. The proceeds of the revolving credit facility may be used by MSC for working capital and general corporate purposes.

         Amounts drawn under the senior term credit facility and the revolving credit facility bear interest at (a) the applicable margin in excess of the base rate (which is the higher of 1.0% in excess of the federal funds rate and the rate that the Administrative Agent announces from time to time as its prime or base commercial lending rate) or (b) the applicable margin in excess of the Eurocurrency rate (adjusted for reserves to the extent incurred) as determined by the Administrative Agent for the respective interest period.

         Borrowings under the Loan Agreement are subject to customary conditions. Among other things, the Loan Agreement contains customary representations and warranties, covenants, mandatory prepayment provisions and events of default.

         Concurrently with the execution of the Merger Agreement, MSC entered into a voting agreement (the "Voting Agreements") with each of the current directors and certain of the executive officers of the Company. Under the Voting Agreements, the directors and certain executive officers agreed to vote all of their Shares, including any shares acquired upon exercising options to purchase Shares, in favor of the Merger and against any other takeover proposal. Collectively, such directors and executive officers held approximately 23.3% of the outstanding Shares as of March 7, 2002. The Voting Agreements are more fully described in the Offer to Purchase.

                        DIRECTORS AND EXECUTIVE OFFICERS

         The following sets forth the name, age and positions, of the Company's officers and directors prior to the Merger. Each director is elected for a three year term. Also set forth below is information as to the principal occupation and background for such persons.

              NAME                 AGE       POSITION                             TERM TO EXPIRE
              ----                 ---       --------                             --------------
                                             CURRENT DIRECTORS
Herbert S. Amster                   67    Director                                    2002
David E. Cole                       64    Director                                    2004
Joseph F. Gloudeman                 66    Director                                    2002
Michael E. Korybalski               55    Chief Executive Officer, Chairman           2003
                                          of the Board and Director
Mitchell I. Quain                   50    Director                                    2003
Robert R. Ryan                      44    President, Chief Operating Officer and      2002
                                          Director

                                      OTHER CURRENT EXECUTIVE OFFICERS
Michael Hoffmann                    45    Senior Vice President-- Worldwide
                                          Marketing, Sales & Service
David Peralta                       34    Vice President, Chief Financial
                                          Officer and Treasurer
Douglas M. Peterson                 36    Vice President, Chief Technical Officer

         Herbert S. Amster has served as a director of the Company since 1990. He is now an independent management consultant. Mr. Amster was Chairman of the Board and Chief Executive Officer of Irwin Magnetic Systems, Inc., a manufacturer of minicartridge tape drives, from 1985 through 1989; Senior Vice President Corporate Development, and a director, of Cipher Data Products Inc., from 1989 through 1990; and Senior Vice President Corporate Development of Archive Corp. in 1991. He is currently a director of Jacobson Stores Inc.

         David E. Cole has served as a director of the Company since 1995. Dr. Cole has served as President, since 2001, and Director, since 2000, of the Center for Automotive Research, The Altarum Institute (formally Environmental Research Institute of Michigan), and as the President of Applied Theory Inc., an automotive consulting firm since 1979. From 1971 through 2000 he served as an Associate Professor of Mechanical Engineering and Applied Mechanics and was Director of the Office for the Study of Automotive Transportation at The University of Michigan. He is currently a director of MSX International, Inc., Saturn Electronics & Engineering Corp., Thyssen North America Inc., Plastech Inc., and R. L. Polk Company.

         Joseph F. Gloudeman has served as a director of the Company since 1993. Dr. Gloudeman has served as President of Gloudeman Consulting, a high-tech consulting firm, since 1992; as Chairman of the Board, since 1992, and President, USA Operations, since 1994, of R.O.S.E. Informatik GmbH, a German software company. Dr. Gloudeman is the former President and Chief Executive Officer of The MacNeal Schwendler Corporation, and a former

Vice President, Marketing for CRAY Research-Supercomputer. He is currently a director of Automatic Intuition, Inc.

         Michael E. Korybalski, a co-founder of MDI, is currently Chief Executive Officer, Chairman of the Board and a director of the Company. From 1984 to February 1997, Mr. Korybalski served as President of the Company. From 1977 to 1984, Mr. Korybalski served as Vice President and General Manager of the Company. From 1973 to 1977, he was employed as a product engineer with Ford Motor Company. Mr. Korybalski holds B.S.E. and M.S.E. degrees in mechanical engineering, as well as an M.B.A., from the University of Michigan.

         Mitchell I. Quain has served as a director of the Company since 1996. He has served as Chairman of the Board of the Industrial Manufacturing Institute since 2001. From 1997 to 2001, Mr. Quain was employed at ABN Amro, formally ING Barings, where he most recently served as Vice Chairman. From 1975 to 1997, Mr. Quain was employed at Schroder Wertheim & Company, where he most recently served as Managing Director, Head of Equity Capital Markets. Mr. Quain is a director of MagneTek, Inc., Register.com, Strategic Distribution, Inc., and Titan International, Inc.

         Robert R. Ryan became the President of the Company in February 1997 and since 1991 has served as the Chief Operating Officer of the Company. Mr. Ryan was elected a director of the Company in May 1997. Mr. Ryan served as the Company's Executive Vice President from 1991 to February 1997. From 1988 through 1991, Mr. Ryan served as the Company's Vice President of Product Development. Before joining the Company, Mr. Ryan held various positions in sales and engineering services at Structural Dynamics Research Corporation, and served briefly on the engineering faculty at the University of Michigan. Mr. Ryan holds a B.S. degree from the University of Cincinnati and M.S. and Ph.D. degrees in applied mechanics from Stanford University.

         Michael Hoffmann became the Company's Senior Vice President -- Worldwide Marketing, Sales and Service in November 1997. Dr. Hoffmann served as the Company's Vice President -- European Operations from November 1996 to November 1997. Dr. Hoffmann served as the Company's Managing Director -- European Operations from 1994 to November 1996. From 1993 through 1994, Dr. Hoffmann served as Managing Director of TEDAS Mechanical Systems GmbH, a shareholder of the Company. From 1991 through 1992, he served as Technical Director of TEDAS GmbH. Dr. Hoffmann holds masters and doctorate degrees in civil engineering from the Technological University of Darmstadt.

         David Peralta became the Company's Vice President, Chief Financial Officer and Treasurer in February 1997, and served as Controller of the Company from 1993 to February 1997. From 1992 to 1993, Mr. Peralta served as Assistant Corporate Controller at OVAKO Ajax, Inc. From 1989 through 1992, he served as an auditor at Coopers & Lybrand. Mr. Peralta is a licensed Certified Public Accountant in the State of Michigan. Mr. Peralta holds a bachelors degree in accounting from the University of Michigan.

         Douglas M. Peterson became the Company's Vice President, Chief Technical Officer in March 2001, and served as the Company's Vice President of Product Development from

November 1997 to March 2001. Before joining the Company, Mr. Peterson was co-founder and president of StatDesign, Inc. from 1992 through 1997, at which time StatDesign, Inc. was acquired by the Company. Mr. Peterson holds B.S. and M.S. degrees in mechanical engineering from Brigham Young University.

                          APPOINTMENT OF NEW DIRECTORS

         The Merger Agreement provides that upon the consummation of the Merger, the Company's officers and Board of Directors will resign and will be replaced with the Purchaser's officers and Board of Directors that will consist of Frank Perna, Jr. and Louis A. Greco. Information regarding Frank Perna, Jr. and Louis A Greco is set forth immediately below:

                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                  --------------------------------------------------
Frank Perna, Jr.      Chief Executive Officer, President and Director of the Purchaser. Chairman and Chief
                      Executive Officer (December 1998 to present) of MSC. Chairman and Chief Executive
                      Officer, EOS, a privately held provider of power supplies for electrical equipment and notebook computers (1994 to 1998). Mr. Perna also serves as a director of
                      California Amplifier, Inc., a public company that designs and manufactures a broad line of microwave amplifier equipment used with satellite video and terrestrial broadband applications, and as a director of Geometric Software Solutions Co. Ltd., a public company headquartered in India providing CAD/CAM/CAE/PDM software applications, component technology and development services. Mr. Perna previously served as director of
                      PDA  Engineering (1990 to 1994) and was a member of the Board of  Directors of PDA
                      Engineering at the time it was acquired by MSC.

Louis A. Greco        Chief Financial Officer, Secretary and Director of the Purchaser. Chief Financial Officer
                      (1983 to present) and Corporate Secretary (1985 to present) of MSC. Mr. Greco has a
                      Bachelor of Science Degree in Business with an Accounting Emphasis from California State
                      University at Los Angeles and a Masters Degree in Business Administration from the
                      University of Southern California. He is also a Certified Public Accountant.

         The business address for each of the above directors and executive officers is MSC Acquisition II Corp. c/o MSC.Software Corporation, 2 MacArthur Place, Santa Ana, California 92707, (714) 540-8900. All such directors and executive officers listed above are citizens of the United States.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During the fiscal year ended December 31, 2001, the Company's Board of Directors held four meetings and took no action by written consent.

AUDIT COMMITTEE

         The Company's Board of Directors has an Audit Committee which consists of three directors. Mr. Amster, Dr. Cole and Mr. Quain are the current members of this committee. Each of the members of the Audit Committee is independent as independence is defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards, as those standards have been modified or supplemented. As indicated in its written charter adopted by the Company's Board of Directors in 2000, a copy of which was attached as an appendix to the Company's Proxy Statement with respect to its 2001 Annual Shareholders Meeting, the Audit Committee shall:

     - Recommend to the Company's Board of Directors the appointment (including the possible replacement) of the independent accounting firm to conduct the annual audit of the Company;
     - Meet with management and the independent auditor prior to each year-end, to review the scope of the annual audit and any reports to be issued in connection with the audit;
     - Meet with management and the independent auditor following the conclusion of the annual audit to review and discuss the audited financial statements and the financial reporting process, in order to determine that the independent auditor is satisfied with the disclosure and content of the financial statements and has advised the Committee of all significant matters that are required by the Statement of Auditing Standards No. 61;
     - On an annual basis, review the independent auditor's letter and disclosures to the Committee regarding independence, and review the non-audit services performed by the independent auditor to ensure that performing those services does not impair the independence of the auditor;
     - On an annual basis, review with management and the independent auditor the adequacy and effectiveness of the Company's internal controls and accounting principles, policies and practices;
     - On an annual basis, review with management the Company's programs and procedures to assure compliance with laws, regulations and corporate policy, and to avoid conflicts of interest;
     - On a periodic basis, review the status of any contingencies or pending litigation which could have a significant impact on the Company's financial statements or seriously affect the Company's reputation;
     - On an annual basis, meet privately with both management and the independent auditor;
     - On an annual basis, provide a report in the Company's Proxy Statement of the Committee's findings that result from its financial reporting oversight responsibilities;
     -    On an annual basis, review and reassess the adequacy of its Charter;
          and
     - At least once every three years, include a copy of its Charter in the Company's Proxy Statement.

         During the fiscal year ended December 31, 2001, the Audit Committee held three meetings and took no action by written consent.

AUDIT COMMITTEE REPORT

The Audit Committee has:

         - Reviewed and discussed with the Company's management the Company's audited financial statements for the year ended December 31, 2001;
         - Discussed with the Company's independent auditor the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as it has been modified and supplemented;
         - Received the written disclosures and the letter from the Company's independent auditor required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as it has been modified or supplemented; and
         - Discussed with the Company's independent auditor the independent auditor's independence.

         Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2001 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                                               AUDIT COMMITTEE

                                               Herbert S. Amster
                                               David E. Cole
                                               Mitchell I. Quain

COMPENSATION COMMITTEE

         The Board of Directors has a Compensation Committee which consists of two directors. Mr. Amster and Dr. Gloudeman are the current members of this committee. The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for the Company's officers and employees and administers the Company's Employee Stock Purchase Plan and the Company's 1996 Stock Incentive Plan for Key Employees. During the fiscal year ended December 31, 2001, the Compensation Committee held two meetings and took no action by written consent.

COMPENSATION COMMITTEE REPORT

         The Compensation Committee's overall compensation policy applicable to the Company's executive officers is to provide a compensation package that is intended to attract and retain qualified executives for the Company and to provide them with incentives to achieve the Company's goals and increase shareholder value. The Compensation Committee applies this philosophy in determining compensation for Company executive officers in three areas: salary, bonuses and stock options. The Compensation Committee believes that the compensation of the Chief Executive Officer and the Company's other executive officers should be influenced by the

Company's performance. Consistent with this philosophy, the Compensation Committee approves performance goals (the "Performance Goals") for each executive officer (after receiving the recommendations of Michael E. Korybalski, Chairman of the Board and Chief Executive Officer, for all executives other than himself) near the beginning of each year. For 2001, the Performance Goals included objective targets for revenue and earnings, both of which required improvements over 2000 levels.

         SALARY

         The Compensation Committee's policy is to offer salaries to its executive officers that are competitive in its industry for similar positions requiring similar qualifications. The Compensation Committee also adjusts salaries to reflect its subjective assessment of the executive's overall performance, the amount of salary change appropriate for such performance (after receiving the performance evaluations and recommendations of Mr. Korybalski) and the Company's financial condition. In determining executive officers' salaries, the Compensation Committee considers information provided by the Chief Executive Officer, whose recommendations are based upon salary surveys specific to the Company's industry, size and midwestern U.S. geographic location (the "Surveys"). Such Surveys are prepared by an independent organization using information provided from approximately 200 companies. These Surveys summarize information from companies deemed comparable by the Compensation Committee in terms of such things as product or industry, geography and/or revenue levels. In addition to their base salaries, the Company's executive officers, including the Chief Executive Officer, are each eligible to receive a cash bonus and are entitled to participate in the 1996 Stock Incentive Plan for Key Employees. The bonus for the Chief Executive Officer and for other executives is based primarily on Company performance.

         The foregoing information was presented to the Compensation Committee in January 2001. The Compensation Committee reviewed the recommendations and performance and market data outlined above and established a base salary level to be effective January 1, 2001 for each executive officer, including the Chief Executive Officer. In addition to considering the results of the performance evaluations and information concerning competitive salaries, the Compensation Committee and Chief Executive Officer place significant weight on the financial condition of the Company in considering salary adjustments.

         BONUSES

         The Compensation Committee's policy is to pay bonuses to executives that compensate them for achieving the Company's revenue growth and earnings targets set near the beginning of the year and for achieving individual goals based on their areas of responsibility. These bonuses are intended to make a significant portion of each executive's compensation dependent on the Company's performance and to provide executives with incentives to achieve Company goals, increase shareholder value and work as a team. They are also intended to recognize the executives' individual contributions to the Company.

         The Compensation Committee determines annually the total amount of cash bonuses available for executive officers. The individual target amounts are determined based on the Compensation Committee's judgment of the value of the individual executive's achievement of his or her Performance Goals. In all cases, the relative target amounts for individual officers are based upon the total dollars available for bonuses, and historical and expected future contributions by the individual executive. For 2001, the objectives used by the Company as the basis for incentive compensation were based primarily on Company performance. Executives earn a percentage of the target amounts under the bonus plan relating to the achievement of the Performance Goals, as determined by the Compensation Committee annually in its discretion. Awards are weighted so that proportionately higher awards are received when the Company's performance exceeds targets and proportionately smaller or no awards are made when the Company does not meet targets.

         STOCK OPTIONS

         The Compensation Committee's policy is to grant stock options to the Company's executives in amounts reflecting the Compensation Committee's subjective evaluation of the executive's position, responsibilities, ability to influence, and expected contributions to, the Company's overall performance. Other factors considered by the Compensation Committee include consistency in numbers of options granted to executives at similar levels in the Company, past performance, the Surveys and the recommendations of Mr. Korybalski, without any specific weight given to any of the factors listed above. In determining the size of the individual grants, the Compensation Committee also considers the amounts of options outstanding and previously granted both in the aggregate and with respect to the optionee, the amount of options remaining available for grant under the 1996 Stock Incentive Plan for Key Employees and the aggregate amount of current awards, and for new officers, the amount necessary to attract other executives to the Company. The Compensation Committee believes that employee equity ownership provides significant additional motivation to executives to maximize value for the Company's shareholders. Under the terms of the 1996 Stock Incentive Plan for Key Employees, the Compensation Committee grants stock options with an exercise price equal to the prevailing market price. Such options will have value only if the Company's stock price increases. Therefore, the Compensation Committee believes that stock options serve to align the interest of executive officers closely with other shareholders because of the direct benefit executives receive to improve stock performance.

         Under the 1996 Stock Incentive Plan for Key Employees, the Compensation Committee may grant options with a term of up to 10 years to provide a long-term incentive, and to grant options that vest over a specified period to provide the executive with an incentive to remain at the Company. The Compensation Committee's policy is that certain new executives with the Company may be provided with options to attract them to the Company. The Compensation Committee's policy is to grant stock options when the executive first joins the Company, in connection with a significant change in responsibilities, and, occasionally, to achieve equity within a peer group. The Compensation Committee in its discretion may, however, grant additional stock options to executives for other reasons. In 2001, the Compensation Committee considered these factors, as well as the number of options held by such executive officers as of the date of grant that remained unvested. Option grants to executive officers in 2001 are set forth in the table below entitled "Option Grants in Last Fiscal Year."

         2001 CHIEF EXECUTIVE OFFICER COMPENSATION

         In February 2001, the Committee established a base salary for Mr. Korybalski for 2001. This base salary represented an increase over Mr. Korybalski's 2000 base salary. The

Compensation Committee also established a target bonus for Mr. Korybalski under the 2001 bonus plan payable based primarily on the Company's achievement of objective measures of revenue and earnings (both of which targets required improvement from 2000). The 2001 base salary level and target bonus were based upon a number of factors, including (a) the Compensation Committee's assessment of the 2000 performance of the Company and Mr. Korybalski, (b) 2001 Company performance objectives and individual performance objectives and responsibilities for Mr. Korybalski established in February 2001, and (c) the market compensation data for similar companies listed in the Surveys. The performance objectives for 2001 included satisfactorily managing the Company's overall corporate business plan, such as meeting the Company's profitability projections and the Company's sales targets, and strengthening the Company's financial position.

         The Compensation Committee has concluded that Mr. Korybalski's performance in 2001 warrants the compensation for 2001 as reflected in the Summary Compensation Table.

         COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE OF 1986.

         The Company intends to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended for 2002.

                                               COMPENSATION COMMITTEE

                                               Herbert S. Amster
                                               Joseph F. Gloudeman

NOMINATING COMMITTEE

         The Company does not have a nominating committee.


            SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

         Based solely on review of the copies of such reports furnished to the Company during or with respect to fiscal 2001, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended December 31, 2001 all applicable Section 16(a) filing requirements were complied with by each of its executive officers, directors and greater than 10% beneficial owners.

                            COMPENSATION OF DIRECTORS

         Each non-employee member of the Company's Board of Directors is paid $1,000 per month and reimbursed for out-of-pocket expenses incurred in attending Board meetings. Each non-employee director is also eligible to receive annual stock option awards for 5,000 Shares under the Company's Non-Employee Director Stock Option Plan (the "Director Stock Option Plan").

         The Company's Board of Directors adopted the Director Stock Option Plan in March 1996. The Director Stock Option Plan provides for the grant of "nonqualified" options to purchase shares of Common Stock. In May 2001, all four non-employee directors on the Company's Board of Directors were each granted an option to purchase 5,000 Shares at an exercise price of $9.70 per Share. These options become fully exercisable in May 2002, one year from the date of grant, and expire in May 2006. Immediately following each annual meeting of shareholders of the Company, each non-employee director who has served as a director for at least six months will automatically be granted an option to purchase 5,000 Shares. Upon appointment to the Company's Board of Directors, each newly-appointed non-employee director will receive an option to purchase 5,000 Shares. A total of 200,000 Shares are currently reserved for issuance under the Director Stock Option Plan.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding compensation paid by the Company during each of the last three fiscal years to the Company's Chief Executive Officer for each of those years and any officer of the Company who earned in excess of $100,000 in any of the last three fiscal years.

SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                                                    COMPENSATION
                                                                                       AWARDS
                                                   ANNUAL COMPENSATION               SECURITIES              ALL OTHER
              NAME AND                             -------------------               UNDERLYING             COMPENSATION
         PRINCIPAL POSITION           YEAR      SALARY($)        BONUS($)             OPTIONS(#)               ($) (1)
         ------------------           ----      ---------        --------             ----------               -------
Michael E. Korybalski                   2001        225,000          97,650               --                  6,144
  Chief Executive Officer               2000        195,000          99,000               --                  9,520
                                        1999        195,000          2,258                --                  3,028

Robert R. Ryan                          2001        220,000          93,000             25,000                4,560
 President and Chief                    2000        190,000          93,500             22,500                5,433
 Operating Officer                      1999        190,000          2,133                --                  4,480

Michael Hoffman                         2001        180,800          83,700             12,500                  --
 Senior Vice President -                2000        160,000          82,500             10,000                  --
 Worldwide Marketing,                   1999        149,000          1,882                --                    --
 Sales & Service

David Peralta                           2001        130,000          46,500             11,000                4,396
 Vice President, Treasurer              2000        119,000          44,000              6,000                3,394
 And Chief Financial Officer            1999        110,000          1,004                --                  1,966

Douglas M. Peterson                     2001        157,300          41,850              6,000                4,404
 Vice President and                     2000        143,000          49,500              6,000                4,053
 Chief Technical Officer                1999        135,000          1,129                --                  3,618

--------------------------------

(1) The amounts shown for fiscal 2001 include (i) $4,080 each for Messrs. Korybalski, Ryan, Peralta and Peterson, representing the Company's contribution to the executive officer in 2001 under the Company's 401(k) Plan, and (ii) $2,064, $480, $316 and $324 for Messrs. Korybalski, Ryan, Peralta and Peterson, respectively, representing life insurance premiums paid by the Company in 2001 for life insurance policies.

OPTION GRANTS TABLE

         The following table sets forth information concerning individual grants of stock options made during the fiscal year ended December 31, 2001 to each of the executive officers of the Company named in the Summary Compensation Table above:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS

---------------------------------------------------------------------------------------------------------------------
                                                                                                  POTENTIAL
                                                % OF TOTAL                                    REALIZABLE VALUE AT
                                 NUMBER OF       OPTIONS                                        ASSUMED ANNUAL
                                SECURITIES      GRANTED TO                                      RATES OF STOCK
                                UNDERLYING      EMPLOYEES      EXERCISE                       PRICE APPRECIATION
                                  OPTIONS       IN FISCAL       PRICE         EXPIRATION       FOR OPTION TERM
            NAME                GRANTED (#)        YEAR         ($/SH)          DATE            5%($)    10%($)
            ----                -----------        ----         ------          ----         -------    -------

Michael E. Korybalski            --                --             --             --             --          --
Robert R. Ryan...........      12,500   (1)        6.1           5.75          1/1/11         45,202      114,550
                               12,500   (1)        6.1          10.90          7/26/11        85,687      217,147
Michael Hoffman..........       5,000   (2)        2.5           5.75          1/1/11         18,081       45,820
                                7,500   (2)        3.7          10.90          7/26/11        51,412      130,288
David Peralta............       2,000   (3)        1.0           5.75          1/1/11          7,232       18,328
                                5,000   (3)        2.5           8.55          4/23/11        26,885       68,132
                                4,000   (3)        2.0          10.90          7/26/11        27,420       69,487
Douglas M. Peterson......       2,000   (4)        1.0           5.75          1/1/11          7,232       18,328
                                4,000   (4)        2.0          10.90          7/26/11        27,420       69,487

(1) 12,500 options were granted to Mr. Ryan on January 1, 2001 and an additional 12,500 options were granted to him on July 26, 2001. All 25,000 options become exercisable over a period of four years, at a rate of 25% on each anniversary date after the date of grant. In the event Mr. Ryan's employment with the Company is terminated for any reason other than death or disability, the Compensation Committee may, in its discretion, permit the exercise of his unexercised options for a period not to exceed three months after such termination.

(2) 5,000 options were granted to Dr. Hoffmann on January 1, 2001 and an additional 7,500 options were granted to him on July 26, 2001. All 12,500 options become exercisable over a period of four years, at a rate of 25% on each anniversary date after the date of grant. In the event Dr. Hoffmann's employment with the Company is terminated for any reason other than death or disability, the Compensation Committee may, in its discretion, permit the exercise of his unexercised options for a period not to exceed three months after such termination.

(3) 2,000 options were granted to Mr. Peralta on January 1, 2001, 5,000 options were granted to him on April 23, 2001, and an additional 4,000 options were granted to him on July 26, 2001. All 11,000 options become exercisable over a period of four years, at a rate of 25% on each anniversary date after the date of grant. In the event Mr. Peralta's employment with the Company is terminated for any reason other than death or disability, the Compensation Committee may, in its discretion, permit the exercise of his unexercised options for a period not to exceed three months after such termination.

(4) 2,000 options were granted to Mr. Peterson on January 1, 2001 and an additional 4,000 options were granted to him on July 26, 2001. All 6,000 options become exercisable over a period of four years, at a rate of 25% on each anniversary date after the date of grant. In the event Mr. Peterson's employment with the Company is terminated for any reason other than death or disability, the Compensation Committee may, in its discretion, permit the exercise of his unexercised options for a period not to exceed three months after such termination.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

         The following table sets forth information concerning each exercise of stock options during the fiscal year ended December 31, 2001 by each of the executive officers named in the Summary Compensation Table above and the value of unexercised options held by such persons as of December 31, 2001:


                                                                     NUMBER OF                 VALUE OF
                                                                    SECURITIES                UNEXERCISED
                                                                    UNDERLYING               IN-THE-MONEY
                                                                    UNEXERCISED               OPTIONS AT
                                                                    OPTIONS AT                FY-END ($)
                            SHARES                                  FY-END (#)                ----------
                          ACQUIRED ON              VALUE           EXERCISABLE/              EXERCISABLE/
NAME                     EXERCISE (#)          REALIZED ($)       UNEXERCISABLE           UNEXERCISABLE (1)
----                     ------------          ------------       -------------           -----------------
Michael E. Korybalski              0                  0                 0/0                      --/--
Robert R. Ryan                10,385             25,617            63,990/48,125            111,257/129,156
Michael Hoffmann                   0                  0            52,500/20,000            165,875/53,125
David Peralta                  2,115              5,218            16,885/18,000             26,512/36,075
Douglas M. Peterson                0                  0            16,500/10,500             53,025/27,775

(1) Calculated on the basis of the fair market value of the underlying securities at December 31, 2001 of $9.85 per share, minus the aggregate exercise price.

EMPLOYMENT AGREEMENTS

         Michael E. Korybalski entered into an amended and restated employment agreement with the Company dated as of February 13, 2002, as amended by the amendment dated March 15, 2002. The agreement provides that Mr. Korybalski will serve as the Company's Chairman and

Chief Executive Officer until March 31, 2005, at which point the employment agreement can be extended at the option of the Company for an additional three-year term. Mr. Korybalski's base salary under the agreement for 2002 is $250,951. Mr. Korybalski's employment may be terminated by the Company with or without cause. Mr. Korybalski's base salary is determined by the Company's Board of Directors on an annual basis. In the event the Company's Board of Directors chooses to change his duties or directs him to relocate and he resigns as a result, or if he is terminated without cause, Mr. Korybalski would then be entitled to his base salary, bonus and benefits for a period equal to the longer of the remaining term of the agreement or one year from the date of his resignation or termination. In the event he is terminated with cause, then he would be entitled to receive only such payments and/or benefits as would be provided to other employees of the Company in accordance with the Company's employee policies and procedures. In the event of a change in control of the Company, the agreement is automatically extended through a date three years from the effective date of such change in control. In the event Mr. Korybalski resigns or is terminated without cause following a change in control, then the Company will pay severance benefits under the same formula as in the event of termination without cause described above. Mr. Korybalski will be subject to noncompetition and nonsolicitation restrictions during the term of the agreement, and for a period of two years thereafter, or, pursuant to the March 15, 2002 amendment, if the Merger has been consummated, five years after the termination or expiration of the agreement.

         The Company's President and Chief Operating Officer, Robert R. Ryan, entered into an amended and restated employment agreement with the Company dated as of February 13, 2002, pursuant to which he will serve in such capacities until March 31, 2004, at which point the employment agreement can be extended at the option of the Company for an additional two-year term. Dr. Ryan's base salary under the agreement for 2002 is $247,976. Dr. Ryan's base salary is determined by the Company's Board of Directors on an annual basis. Dr. Ryan's employment may be terminated by the Company with or without cause. In the event the Company's Board of Directors chooses to change his duties or directs him to relocate and he resigns as a result, or if he is terminated without cause, Dr. Ryan would then be entitled to his base salary, bonus and benefits for a period equal to the longer of the remaining term of the agreement or one year from the date of his resignation or termination. In the event he is terminated with cause, then he would be entitled to receive only such payments and/or benefits as would be provided to other employees of the Company in accordance with the Company's employee policies and procedures. In the event of a change in control of the Company, the agreement is automatically extended through a date two years from the effective date of such change in control. In the event Dr. Ryan resigns or is terminated without cause following a change in control, then the Company will pay severance benefits under the same formula as in the event of termination without cause described above. During the term of the agreement, and for a period of two years thereafter, Dr. Ryan will be subject to noncompetition and nonsolicitation restrictions.

         The Company's Vice President-Finance, Treasurer and Chief Financial Officer, David Peralta, entered into an amended and restated employment agreement with the Company dated as of February 13, 2002, pursuant to which he will serve in such capacities until March 31, 2003, at which point the employment agreement can be extended at the option of the Company for an additional one-year term. Mr. Peralta's base salary under the agreement for 2002 is $135,503. Mr. Peralta's base salary is determined by the Company's Board of Directors on an annual basis.

Mr. Peralta's employment may be terminated by the Company with or without cause. In the event the Company's Board of Directors chooses to change his duties or directs him to relocate and he resigns as a result, or if he is terminated without cause, Mr. Peralta would then be entitled to his base salary, bonus and benefits for a period equal to 12 months from the date of his resignation or termination. In the event he is terminated with cause, then he would be entitled to receive only such payments and/or benefits as would be provided to other employees of the Company in accordance with the Company's employee policies and procedures. In the event of a change in control of the Company, the agreement is automatically extended through a date one year from the effective date of such change in control. In the event Mr. Peralta is terminated without cause following a change in control, then the Company will pay severance benefits under the same formula as in the event of termination without cause described above. During the term of the agreement, and for a period of two years thereafter, Mr. Peralta will be subject to noncompetition and nonsolicitation restrictions.

         The Company's Vice President-Product Development and Chief Technical Officer, Douglas M. Peterson, entered into an amended and restated employment agreement with the Company dated as of February 13, 2002, pursuant to which he will serve in such capacities until March 31, 2003, at which point the employment agreement can be extended at the option of the Company for an additional one-year term. Mr. Peterson's base salary under the Agreement for 2002 is $164,981. Mr. Peterson's base salary is determined by the Company's Board of Directors on an annual basis. Mr. Peterson's employment may be terminated by the Company with or without cause. In the event the Company's Board of Directors chooses to change his duties or directs him to relocate and he resigns as a result, or if he is terminated without cause, Mr. Peterson would then be entitled to his base salary, bonus and benefits for a period equal to 12 months from the date of his resignation or termination. In the event he is terminated with cause, then he would be entitled to receive only such payments and/or benefits as would be provided to other employees of the Company in accordance with the Company's employee policies and procedures. In the event of a change in control, the agreement is automatically extended through a date one year from the effective date of such change in control. In the event Mr. Peterson is terminated following a change in control, then the Company will pay severance benefits under the same formula as in the event of termination without cause described above. During the term of the agreement, and for a period of two years thereafter, Mr. Peterson will be subject to noncompetition and nonsolicitation restrictions.

         The Chairman and Chief Executive Officer of the Company's subsidiary, Mechanical Dynamics GmbH, a German corporation ("MDI Germany"), Michael Hoffmann, entered into an employment agreement with MDI Germany dated as of February 13, 2002, pursuant to which he will serve in such capacities until March 31, 2003, at which point the employment agreement can be extended at the option of MDI Germany for an additional one-year term. Mr. Hoffmann's base salary under the Agreement for 2002 is $202,195. Mr. Hoffmann's base salary is determined by the Board of Directors of MDI Germany on an annual basis. Mr. Hoffmann's employment may be terminated by MDI Germany with or without cause. In the event the Board of Directors of MDI Germany chooses to change his duties or directs him to relocate and he resigns as a result, or if he is terminated without cause, Mr. Hoffmann would then be entitled to his base salary, bonus and benefits for a period equal to 12 months from the date of his resignation or termination. In the event he is terminated with cause, then he would be entitled to receive only such payments and/or benefits as would be provided to other employees of MDI Germany in accordance with MDI Germany's employee policies and procedures. In the event of a change in control of the Company, the agreement is automatically extended through a date one year from the effective date of such change in control. In the event Mr. Hoffmann is terminated following a change in control of the Company, then MDI Germany will pay severance benefits under the same formula as in the event of termination without cause. During the term of the agreement, and for a period of two years thereafter, Mr. Hoffmann will be subject to noncompetition and nonsolicitation restrictions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During the fiscal year ended December 31, 2001, Mr. Amster and Dr. Gloudeman served as the members of the Company's Compensation Committee. None of the members of the Company's Compensation Committee was, during the fiscal year ended December 31, 2001, an officer or employee of the Company.

PERFORMANCE GRAPH

         The following line graph compares for the period since the Company became a reporting company pursuant to the Securities Exchange Act of 1934, as amended, on May 14, 1996, through the fiscal year ended December 31, 2001: (i) the annual cumulative total shareholder return (i.e., the change in share price plus the cumulative amount of dividends, divided by the initial share price, expressed as a percentage) on the Company's Common Shares, with (ii) the cumulative total return of an industry peer group index of companies selected by the Company, and (iii) the cumulative total return of the Nasdaq Stock Market - U.S. Index. Each index assumes dividend reinvestment and is weighted based on market capitalization.

                                    [GRAPH]


                                         Dec-96         Dec-97     Dec-98      Dec-99       Dec-00      Dec-01
--------------------------------------------------------------------------------------------------------------
Mechanical Dynamics, Inc.                100.00          48.20      59.46       36.46        41.44       70.99

Industry Peer Group                      100.00         106.96     107.27      147.02       112.98       90.35

The Nasdaq Stock Market - U.S.           100.00         122.48     172.68      320.89       193.01      153.15

------------------------
Stock and index prices scaled to 100

An industry peer group index of companies selected by the Company has been reflected in the above Performance Graph, in order to provide a comparative index of market performance for companies in fields similar to that of the Company. The industry peer group is comprised solely of companies operating in the CAD/CAM/CAE market, which are as follows: Ansoft Corporation, ANSYS, Inc., Autodesk, Inc., Dassault Systemes S.A., MSC.Software Corporation, Parametric Technology Corporation, and Tecnomatix Technologies Ltd.

                                    SIGNATURE

         In accordance with Section 13 or 15(d) of the Exchange Act, the Company caused this Information Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        MECHANICAL DYNAMICS, INC.


                                        By:      /s/ Michael E. Korybalski
                                                 -------------------------
                                                 Name: Michael E. Korybalski
                                                 Title: Chief Executive Officer